877 North 8th West, Riverton, WY  82501  USA, Ph:  (307) 856-9271, Fx:  (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. SIGNS LEASE PURCHASE AND DRILLING AGREEMENT WITH PRIVATE TEXAS-BASED COMPANY

PROVIDES UPDATE ON RECENTLY COMPLETED BLUFFS PROSPECT

RIVERTON, Wyoming – October 13, 2008 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, and real estate, today announced that it has entered into a Lease Purchase and Drilling Agreement with a private, Texas-based oil and gas company to acquire a 25% non-operating working interest in an oil prospect located in east Texas.

Under the terms of the agreement, U.S. Energy will pay a $45,000 prospect fee and be responsible for 33% of the costs for the first well to the tanks, if successful.  The initial commitment under the agreement is approximately $360,000, and dry hole costs are estimated at $230,000 net to USE.  Subsequent wells will be drilled on a “heads-up” basis, with the Company responsible for 25% of all costs.  Spudding of the first well is expected to commence in late 2008 or the 1st quarter of 2009 with a planned drilling depth of approximately 6,000 feet.  The currently envisioned drilling program could include up to 10 wells.

“Our oil and gas strategy continues to gain momentum having now secured a third working interest partner,” stated Keith Larsen, CEO of U.S. Energy Corp.  “We remain committed to assembling a solid and diverse portfolio of oil and gas assets and are actively seeking and carefully evaluating additional opportunities to acquire working interests in known producing regions,” he added.

The prospect is adjacent to an oil field that produces low gravity oil from the Upper Cretaceous sandstones, and is characterized as a low-to-moderate risk stepout drilling prospect.  Well recoveries in the immediate area have averaged 100,000 to 250,000 barrels per well.

The Bluffs Prospect Update:
The Company also announced today that the operator of the Bluffs Prospect, PetroQuest Energy LLC (PetroQuest) (NYSE:  PQ), recently announced in an October 6th Operations and Guidance Update that it is currently installing facilities to produce the recently completed Bluffs prospect.  The well logged approximately 85 net feet of pay and production is expected to commence within approximately four weeks at an initial gross rate of approximately 10,000 Mcfe per day.  U.S. Energy Corp. has an approximate 15% working interest and an approximate 11% net revenue interest in the well.

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Press Release
October 13, 2008

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, and real estate.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1 800 776 9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
403 538 4845
nhurst@equicomgroup.com